AMENDMENT NO. 1 TO

BYLAWS OF

MANAGEMENT ENERGY, INC.
(FORMERLY, QUANTUM INFORMATION, INC.)

 1.   Addition of New Article V, Section 3.   Article V of the Bylaws of Management Energy, Inc. (the “Corporation”) hereby is amended to add a new Section 3 thereto as follows:

Section 3.  Share Certificates:

The shares of the Corporation shall be represented by certificates or, where allowed for or required by applicable law, shall be electronically issued without a certificate.  Every registered holder of one or more shares of the Corporation is entitled, at the option of the holder, to a share certificate, or a non-transferable written certificate of acknowledgement of the right to obtain a share certificate, stating the number and the class of shares held as shown on the securities register.  Any certificate shall be signed in accordance with these bylaws and need not be under corporate seal.  Certificates shall be manually countersigned by at least one director or officer of the Corporation and may be countersigned by or on behalf of a registrar or transfer agent of the Corporation.  Subject to the provisions of the Nevada Business Corporations Act, the signature of any signing director, officer, transfer agent or registrar may be printed or mechanically reproduced on the certificate.  Every printed or mechanically reproduced signature is deemed to be the signature of the person whose signature it reproduces and is binding on the Corporation.  A certificate executed as set out in this section is valid even if a director or officer whose printed or mechanically reproduced signature appears on the certificate no longer holds office as of the date of the issue of the certificate.

 2.   Addition of New Article X.   The Bylaws of the Corporation hereby are amended to add a new Article X thereto as follows:

ARTICLE X
ELECTION REGARDING NRS 78.378 - 78.3793

The Corporation shall not be governed by nor shall the provisions of Nevada Revised Statutes (NRS) 78.378 through and including 78.3793 in any way whatsoever affect the management, operation or be applied in the Corporation.

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The foregoing Amendment No. 1 to the Corporation’s Bylaws was approved by the Corporation’s Board of Directors in accordance with Article VII of the Bylaws on June 3, 2010.

/s/ David Walters
David Walters, Director and Chief Executive Officer